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                                                                    EXHIBIT 99.1

                                                                November 8, 2005

NEWS BULLETIN FROM

(COVANSYS LOGO)


FOR FURTHER INFORMATION

INVESTORS:                           MEDIA:
James Trouba                         Michelle Jones
Tel: (248) 848-8896                  Tel: (248) 848-2269
jtrouba@covansys.com                 mjones@covansys.com

FOR IMMEDIATE RELEASE

                      COVANSYS ISSUES STATEMENT CONFIRMING
                 VIEWS ON BUSINESS EXPRESSED IN OCTOBER 26, 2005
                                  PRESS RELEASE

FARMINGTON HILLS, MI, November 8, 2005 -- Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today issued the following statement in response to the inquiries it has received regarding market activity in the Company's stock:

"Covansys is not aware of any reason for Tuesday's higher than average trading volume and stock price movement. Our views on the business have not changed since our press release issued on October 26, 2005 in connection with our third quarter earnings."

ABOUT COVANSYS
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with 7,000 consultants and employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. Visit our Web site: http://www.covansys.com.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be



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                                                                November 8, 2005


identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include internal control weaknesses, impact of changes in estimates on fixed price projects, variability of operating results, failure to recruit, train and retain skilled IT professionals, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the company to negotiate contract renewals at comparable terms, decline in profitability of European operations, public sector budget constraints, limited protection of intellectual property rights, foreign exchange fluctuations and risks related to merger, acquisition and strategic investment strategy.